Exhibit (h)(vi)

SCHEDULE A

Amended as of June 21, 2021

to

JOHCM FUNDS TRUST

Shareholder Services, Recordkeeping and Sub-Transfer Agency Services Agreement

Dated as of January 8, 2021

Funds subject to this Agreement

JOHCM Credit Income Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM Global Income Builder Fund

JOHCM Global Select Fund

JOHCM International Opportunities Fund

JOHCM International Select Fund

Regnan Global Equity Impact Solutions

AGREED AND ACKNOWLEDGED:

JOHCM FUNDS TRUST, on behalf of itself and each of its series as set forth on this Schedule A

By:	/s/ David Lebisky
Name: David Lebisky
Title: Chief Compliance Officer

JOHCM (USA) INC.

By:	/s/ Jonathan Weitz
Name: Jonathan Weitz
Title: Chief Operating Officer

A-1